Exhibit 4.42

Amended and Restated Equity Option Agreement

This Amended and Restated Equity Option Agreement (this “Agreement”) is made on July 18, 2019 by and among the following parties:

Party A: iJoy Holding Limited, a limited liability company incorporated and existing under the laws of the British Virgin Islands, with its registered address at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

Party B: Shanghai Cloud Century Internet Co., Ltd. (“SH Cloud Century”), a limited liability company incorporated and existing under the laws of the People’s Republic of China (“PRC”or “China”), with its registered address at No. 588-3-A46, Jiwen Road, Baoshan District, Shanghai.

Party B: Peng Yang, a Chinese citizen whose ID number is  _________, with his address at 506, Gate 2, 5th Floor, Xiangheyuan North Lane, Dongcheng District, Beijing (collectively referred to as the “Party B” with SH Cloud Century).

Party C: Beijing iJoy Information Technology Co., Ltd., a limited liability company incorporated and existing under the laws of PRC, with its registered address at Room 320, Building 1, No. 11, Deshengmenwai Street, Xicheng District, Beijing (Desheng Park).

In this Agreement, each of Party A, Party B and Party C shall be hereinafter referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A, Peng Yang and Party C have entered into an Equity Option Agreement (hereinafter referred to as the “Original Equity Option Agreement”) on October 30, 2012;
2.	On the date of the signing of this Agreement and the completion of the registration filings with governmental authorities in capital increase of Party C, Party B holds a total of 100% equity interest in Party C, of which Peng Yang holds 4.9% of Party C’s equity (corresponding to the registered capital of RMB 10,080,000), and SH Cloud Century holds 95.1% of the equity interest of Party C (corresponding to the registered capital of RMB 195,634,286);
3.	Due to the change in Party C’s equity, the parties intend to enter into this Agreement to amend the Original Equity Option Agreement, and this Agreement shall replace the Original Equity Option Agreement as of the effective date;
4.	Party C signed a series of agreements such as the “Exclusive Consultation and Service Agreement ” with Joytone Infotech Co., Ltd., a wholly-owned subsidiary of Party A’s affiliate on October 30, 2012.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Grant of Option
1.1	Grant

Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase the equity interests in Party C held by Party B at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Article 1.3 herein (the “Equity Interest Purchase Option”).  Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Steps for Exercise of the Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying:(a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for the transfer of the Optioned Interests.

1.3	Purchase Price

Unless assessment is required by law, the purchase price of the equity purchased by Peng Yang (the “Peng Yang Equity Purchase Price”) is RMB 500,000 (the taxes actually arising from the equity purchase, including but not limited to individual income tax, stamp duty, etc. shall be borne by Party A), and the purchase price of the equity purchased by SH Cloud Century (the “SH Cloud Century Equity Purchase Price”, collectively with the Peng Yang Equity Purchase Price, the “Equity Purchase Price”) is RMB 9,500,000.

1.4	Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1

Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2

Party B shall execute an equity transfer agreement with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.3

Relevant parties shall execute all necessary contracts, agreements or documents, obtain all necessary government approvals and permits, and complete all necessary registrations and filings, so as to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purpose of this Article and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party B’s Equity Pledge Agreement and Party B’s Power of Attorney; “Party B’s Equity Pledge Agreement” as used in this Agreement shall refer to the Equity Pledge Agreement executed by and among Joytone Infotech Co., Ltd., Party B and Party C on the date hereof. According to this agreement, Party B pledges all of its equity in Party C to Joytone Infotech Co., Ltd. to ensure that Party C can fulfill its obligations under the Exclusive Consultation and Service Agreement signed between Party C and Joytone Infotech Co., Ltd..

1.5	Payment

Within 5 days of the exercise of the Equity Interest Purchase Option by Party A, the corresponding equity interest purchase price shall be paid to the account designated by Party B.

2.	Covenants
2.1	Covenants regarding Party C

Party C hereby covenant as follows:

2.1.1

Without the prior written consent of Party A or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party C shall not in any manner supplement, change or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2	Party C shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, and operate its business and handle its affairs prudently and effectively;
2.1.3

Without the prior written consent of Party A or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party C shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any material assets of Party C or legal or beneficial interest in the material business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4

Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party C shall not incur, inherit, guarantee or suffer the existence of any debt, except for (a) payables incurred in the ordinary course of business other than through loans; and (b) debts disclosed to Party A and with Party A’s written consent;

2.1.5

Party C shall always operate all of Party C’s business within the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may adversely affect Party C’s operating status and asset value;

2.1.6

Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party C shall not enter into any material agreement (for the purposes of this paragraph, an agreement is considered material if its value exceeds RMB 5 million), except for agreements entered into in the ordinary course of business;

2.1.7	Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party C shall not provide any person with any loan or credit;
2.1.8	Party C shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;
2.1.9

Party C shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10

Party C shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business, revenue or equity interest;

2.1.11

To maintain the ownership by Party C of all of its assets, Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims.

2.2	Covenants of Party B

Party B hereby, individually and not jointly, covenants as follows:

2.2.1

Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon at any time from the date hereof, except for the interest placed in accordance with Party B’s Equity Pledge Agreement;

2.2.2

Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party B shall ensure the shareholders’ meeting of Party C not to approve any sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with Party B’s Equity Pledge Agreement;

2.2.3

Without the prior written consent of Party A, or Party A’s affiliated company in China, Joytone Infotech Co., Ltd., Party B shall cause the shareholders’ meeting or the directors (or the executive director) of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person;

2.2.4

Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5	Party B shall ensure the shareholders’ meeting of Party C to vote in favor of the transfer of the Optioned Interests as set forth in this Agreement;
2.2.6

To the extent necessary to maintain Party B’s ownership in Party C’s equity, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.2.7	At the request of Party A, Party B shall unconditionally and immediately transfer its equity to its designated representative at any time;
2.2.8

Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.

3.	Representations and Warranties

Representations and Warranties of Party B and Party C

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of the transfer of the Optioned Interests, that:

3.1

They have the power, capacity and authority to execute and deliver this Agreement and any equity interest transfer agreements to which they are parties concerning each transfer of the Optioned Interests as described thereunder (each, a “Equity Transfer Agreement”), and to perform their obligations under this Agreement and any Equity Transfer Agreements. Party B and Party C agree to enter into Equity Transfer Agreements substantially consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Equity Transfer Agreements to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2

The execution and delivery of this Agreement or any Equity Transfer Agreements and the obligations under this Agreement or any Equity Transfer Agreements shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of them; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3

Party B have the complete and saleable title to all their assets. Except for Party B’s Equity Pledge Agreement and Party B’s Power of Attorney, Party B have not made any security interest or encumbrances on such equity interests;

3.4

Party C does not have any outstanding debts, except for (i) debt incurred during the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.5	Party C has complied with all PRC laws and regulations applicable to the acquisition of assets; and
3.6

There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C itself, except for those already conducted and disclosed to Party A before the signing of this agreement.

4.	Effective Date and Term

This Agreement shall become effective upon execution by the Parties, and remain effective until all equity interests held by Party B in Party C have been transferred to Party A in accordance with the laws of PRC.

5.	Governing Law and Resolution of Disputes

5.1Governing Law

The execution, effectiveness, interpretation and performance of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

5.2	Methods of Resolution of Disputes

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the dispute cannot be resolved within 30 days after one party sends a written notice requesting negotiation to the other party, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on both Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Equity Transfer Agreements, as well as the consummation of the transactions contemplated under this Agreement and the Equity Transfer Agreements. The taxes and fees incurred by Peng Yang for the equity purchase under this agreement shall not exceed the “Peng Yang Equity Purchase Price” as stated in Article 1.3 of this agreement.

7.	Notice

Notices or other communications required to be given by either party or the Company under this Agreement shall be in Chinese, and shall be delivered to the following address or other designated address as may be notified by the other parties from time to time personally, by registered mail or email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows: (a) notices given personally shall be deemed effectively given on the date sent personally; (b) notices given by registered mail shall be deemed effectively given on the tenth day after the date of dispatch of the postage-paid registered airmail (as indicated by the postmark), or the fourth day after the date of delivery to an internationally recognized courier service; (c) notices given by email shall be deemed effectively given on the date when the sender’s mail system confirms that the email was sent to the recipient’s mail receiving system.

Party A: iJoy Holding Limited

Address: No. 10 Jiuxianqiao East Road, Chaoyang District, Beijing

Email: yuanlin@21vianet.com

Party B: Shanghai Cloud Century Internet Co., Ltd.

Address: No. 588-3-A46, Jiwen Road, Baoshan District, Shanghai

Email: gong.bo@21vianet.com

Peng Yang

Address: Room 202, Research Building, Beijing University of Posts and Telecommunications, No.10 Xitucheng Road, Haidian District, Beijing, 100876

Email: Pengyang70@gmail.com

Party C: Beijing iJoy Information Technology Co., Ltd.

Address: Room 320, Building 1, No. 11, Deshengmenwai Street, Xicheng District, Beijing (Desheng Park)

Email: yuanlin@21vianet.com

8.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information.  Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules or regulations of any stock exchange; or (c) is required to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.  Disclosure of any confidential information by the employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement. Notwithstanding any termination of this Agreement for any reason whatsoever, this article shall remain in effect.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous
10.1	Amendments, Changes and Supplements

Any amendments, changes and supplements to this Agreement shall be made in writing and signed by the Parties.

10.2	Compliance of the Laws and Regulations

The Parties shall comply with, and shall ensure that the Parties operate in full compliance with, all laws and regulations duly published and publicly available in China.

10.3	Entire Agreement

Except as amended, supplemented or modified in writing subsequent to the execution of this Agreement, this Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements, whether oral or written, with respect to the subject matter hereof. In particular, this Agreement shall supersede the Original Equity Option Agreement previously entered into by the Parties, which shall terminate immediately upon the Effective Date of this Agreement.

10.4	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.5	Language

This Agreement is made in Chinese in four (4) copies.

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IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Amended and Restated Equity Interest Purchase Option Agreement as of the date first above written.

Party A: iJoy Holding Limited

(Company seal: /s/ iJoy Holding Limited)

Party B: Shanghai Cloud Century Internet Co., Ltd.

(Company seal: /s/ Shanghai Cloud Century Internet Co., Ltd.)

Peng Yang

By:	/s/ Peng Yang

Party C: Beijing iJoy Information Technology Co., Ltd.

(Company seal: /s/ Beijing iJoy Information Technology Co., Ltd.)